Our File No.	28313-0003 / CW2368295.1	Clark Wilson LLP Barristers & Solicitors Patent & Trade-mark Agents 800-885 W Georgia Street Vancouver, BC V6C 3H1 Tel. 604.687.5700
Fax 604.687.6314

January 30, 2009

CounterPath Corporation
Suite 300, One Bentall Centre
505 Burrard St
Vancouver, BC V7X 1M3

Dear Sirs:

Re:	Post Effective Amendment No.1 to the Registration
Statement on Form S-8

                    We are counsel to CounterPath Corporation (the “Company”), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of the Post Effective Amendment No.1 to the Registration Statement of the Company on Form S-8 (the “Registration Statement”) covering an aggregate of 5,060,000 common shares of the Company, consisting of 800,000 common shares of the Company (the “2004 Plan Shares”) that the Company may issue pursuant to stock options granted and to be granted under the 2004 Stock Option Plan (the “2004 Plan”) and 4,260,000 common shares of the Company (the “2005 Plan Shares”, and together with the 2004 Plan Shares, the “Option Shares”) that the Company may issue pursuant to stock options granted and to be granted under the Amended and Restated 2005 Stock Option Plan (the “2005 Plan”).

                    We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

                    Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Option Share to be issued by the Company will be, when issued pursuant to the exercise of stock options in accordance with the terms of the respective stock option agreements and the terms of the 2004 Plan or the 2005 Plan, as applicable, validly issued, fully paid and non-assessable.

                    We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia, and the District of Columbia. We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                    This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

“Clark Wilson LLP”